Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exponent, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 33-38479, 33-46054, 33-72510, 33-79368, 333-31830, 333-67806, 333-99243, 333-106105, 333-117108, 333-128141, 333-138618, 333-151238, and 333-184058) on Form S-8 of Exponent, Inc. of our report dated February 27, 2013, with respect to the consolidated balance sheets of Exponent, Inc. as of December 28, 2012 and December 30, 2011, and related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2012, and related financial statement schedule and the effectiveness of internal control over financial reporting as of December 28, 2012, which report appears in the December 28, 2012 annual report on Form 10-K of Exponent, Inc.

KPMG LLP

San Francisco, California

February 27, 2013